SHARE PURCHASE AGREEMENT
		This SHARE PURCHASE AGREEMENT is made as of the 22nd day of November, 2002

AMONG:

SHANE LOWRY, a businessman whose address is 243 Morley
Avenue, Winnipeg, Manitoba, R3L 0Y2
(Purchaser)

AND:

DR. INGRID C. FRIESEN, a psychologist whose address is 310-
777 Royal Oak Drive, Victoria, BC, V8X 5K2
(Friesen)

AND:

KENNETH H. FINKELSTEIN, a businessman whose address is 310-777 Royal Oak Drive, Victoria, BC, V8X 5K2
(Finkelstein)

(Friesen and Finkelstein are collectively referred to as the Sellers, any reference hereinafter to the parties shall be deemed to include the Sellers and the Purchaser)

WHEREAS:
A. 	Sellers are, collectively, the registered owners of 30,000,000 common shares in the share capital of Cortex Systems, Inc. (Cortex), a Nevada corporation whose common shares are listed for trading on the National Association of Securities Dealers over-the-counter bulletin board (the OTC-BB);
B. 	Purchaser wishes to purchase from Sellers, and Sellers wish to sell to Purchaser, 700,000 of the issued and outstanding common shares of Cortex (the Shares) for the price, and on and subject to the terms and conditions, hereinafter set forth; and
C. Purchaser wishes to purchase from Sellers, and Sellers wish to sell to Purchaser, 300,000 Warrants (as defined in Section 4.6 of this Agreement) for the price, and on and subject to the terms and conditions, hereinafter set forth.

		NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Purchaser and Sellers do hereby agree to the purchase and sale of the Shares and 300,000 Warrants on the following terms and conditions:

1. PURCHASE AND SALE.

1.1 On the basis of the warranties and representations of the Sellers set forth in Sections 8 and 9 of this Agreement and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Sellers and the Sellers agree to sell to the Purchaser the Shares and 300,000 Warrants (the Shares and the 300,000 Warrants may be collectively hereinafter referred to as the Securities) on the Closing Date
(hereinafter defined).

1.2 All dollar amounts referred to in this Agreement are in lawful money of the United States of America.

2. ESCROW AGENT

Within a reasonable time after the date of this Agreement, the parties will appoint Clark, Wilson, Barristers and Solicitors, of Suite 800, 885 West Georgia Street, Vancouver, B.C., to act as escrow agent (Escrow Agent) pursuant to the terms of a separate written escrow agreement (the Escrow Agreement).

3. PURCHASE PRICE

3.1 Amount. The purchase price for the Securities, collectively, is the sum of Fifty Thousand Dollars (50,000) (the Purchase Price), Forty Thousand Dollars (40,000) of which is hereby allocated to the purchase of the Shares and Ten Thousand Dollars (10,000) is hereby allocated to the purchase of the 300,000 Warrants.

3.2 Delivery of the Purchase Price.  On or before the Closing Date
(as hereinafter defined), the Purchaser will deliver to the Escrow Agent a bank draft, certified cheque or solicitors trust account cheque in the amount of the Purchase Price, to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

4. THE SECURITIES

4.1 Delivery of the Shares. On or before the Closing Date, Sellers shall deliver one or more Share Certificates (collectively, the Share Certificate) representing all of the Shares to the Escrow Agent to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.
The Certificate shall be in the name of either or both of the Sellers and shall have been duly endorsed for transfer to the Purchaser in such form as may be required by Cortex transfer agent, together with any other documents as may be required by the transfer agent for transfer of the Shares to Purchaser at the Closing including, by way of example but not in limitation, a resolution of the Board of Directors of Cortex authorizing the transfer of the Shares to the Purchaser at the Closing and the issuance of a new share certificate representing the Shares in the name of the Purchaser.

4.2 Delivery of the 300,000 Warrants. On or before the Closing Date, Sellers shall deliver such number of warrant certificates (collectively, the Warrant Certificate) as represents all of the 300,000 Warrants to the Escrow Agent to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. The Warrant Certificate shall be in the name of either or both of the Sellers and shall have been duly endorsed for transfer to the Purchaser in such form as may be required by Cortex Board of Directors or its solicitors, together with any other documents as may be required by Cortex or its solicitors in order to permit transfer of the Shares to Purchaser at the Closing including, by way of example but not in limitation, a resolution of the Board of Directors of Cortex authorizing the transfer of the 300,000 Warrants to the Purchaser at the Closing and the issuance of a new warrant certificate representing the 300,000 Warrants in the name of the Purchaser.

4.3 Securities Not Registered. The parties hereto acknowledge that the Securities have not been and will not be registered pursuant to the securities laws of any jurisdiction and are being transferred pursuant to exemptions from registration contained in the Securities Act
(British Columbia) (the B.C. Securities Act) and the United States Securities Act of 1933, as amended (the 1933 Act), and the Securities may only be sold in a jurisdiction in accordance with the restrictions on resale prescribed under the laws of the jurisdiction in which such shares are sold, all of which may vary depending on the jurisdiction. The parties hereto are aware that Cortex is not a reporting issuer in any Province in Canada and as a consequence the Securities are restricted from transfer and may only be sold by residents of any Province of Canada in accordance with the rules and regulations of the that Province. Further, the parties are aware that Cortex has no obligation or present intention of becoming a reporting issuer in any Province of Canada and as a result, any holders of any securities of Cortex who are residents of Canada may require an exemption order from the Securities Commission of one or more
Provinces of Canada, as applicable, in order to resell their securities (including any holder of any of the Securities).

4.4 Legend. It is understood and agreed that the certificates evidencing the Securities will bear the following legend:

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED
UNDER THE UNITED STATES SECURITIES ACT OF 1933 ACT (THE 1933 ACT), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT
UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN
A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE
1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933
ACT.

4.5 The Purchaser acknowledges that the Securities acquired pursuant to the terms of this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the 1933 Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with applicable state and provincial securities laws.

4.6 The Warrants. It shall be a condition precedent to the Purchasers obligation to close the transactions contemplated by this Agreement that Cortex issue to the Sellers, on or before the Closing Date, 330,000 warrants (the Warrants), each of which shall:

(a) permit the holder to purchase one common share of Cortex at an exercise price of:

(i) $0.75 if exercised during the one year period following the Closing Date;

(ii) $1.00 if exercised during the one-year period following the first anniversary of the Closing Date;

(iii) $1.25 if exercised during the one-year period following the second anniversary of the Closing Date;

(b) be transferable but only upon receipt of the prior written approval of the Board of Directors of Cortex; and

(c) expire on the third anniversary of the Closing Date.

4.7 Exchange Shares Fully Paid and Non-assessable. The Securities will be issued from the treasury of Cortex as fully paid and non-assessable and shall be free and clear of all liens, charges and encumbrances, except as set forth herein.

5. CLOSING DATE.

5.1 Closing Date. The Closing Date (the Closing Date) shall be December 15, 2002. The transactions contemplated by this Agreement shall close on the Closing Date provided that the Closing Date may be extended for up to 45 days to a date to be mutually agreed upon by the parties if such a delay is reasonably necessary to permit the parties to remove or waive any of the conditions precedent to their obligations to close as are set forth in Section 6 and 10 of this Agreement, or to enable them to obtain, acting diligently, the items to be delivered at Closing pursuant to Section 7 of this Agreement. The Closing shall occur at the offices of Clark, Wilson, 800-885 West Georgia Street, Vancouver, B.C.

5.2 Governance. On the Closing Date, Dr. Friesen will resign from the Board of Directors of Cortex, and from her offices as Secretary and Treasurer, leaving Ken Finkelstein as the sole member of the Board of Cortex. On the Closing Date, Mr. Finkelstein will increase the number of directors from two to four and will appoint Andrew Willoughby, Donald Walker and Purchaser to the Board. Also on the Closing Date, the newly constituted Board shall appoint Andrew Willoughby as President, Purchaser as Treasurer and Donald Walker as Secretary of Cortex, respectively.

6. CONDITIONS TO CLOSING.

6.1 The obligation of the Purchaser to carry out the terms of this Agreement and to complete the transactions contemplated hereby is subject to the following conditions:

(a) that on the Closing Date the warranties and representations of the Sellers as set forth in Section 8 of this Agreement will be true in every particular as if such warranties and representations had been made by the Sellers on the Closing Date;

(b) that, contemporaneously with the Closing of the transactions contemplated by this Agreement, Cortex completes a share exchange pursuant to a separate written Share Exchange Agreement (the
EAT Share Exchange Agreement) between Cortex, on the one hand, and all of the shareholders of Elasticated Adhesive Technologies, Inc. (EAT), a privately held Nevada corporation, on the other hand, pursuant to which the shareholders of EAT exchange all of the issued and outstanding shares of EAT for shares of Cortex, all as is more particularly set forth in the EAT
Share Exchange Agreement.

(c) that on or before the Closing Date the Sellers will have delivered to the Escrow Agent, and the Escrow Agent is then in a position to deliver to the Purchaser, the following documents:

(i) a Directors Resolution of Cortex authorizing transfer of the Shares to the Purchaser;

(ii) a Directors Resolution of Cortex authorizing transfer of 300,000 Warrants to the Purchaser;

(iii) the Share Certificate representing the Shares, duly endorsed by the Sellers for transfer to the Purchaser;

(iv) the Warrant Certificate representing the 300,000 Warrants, duly endorsed by the Sellers for transfer to the Purchaser;

(v) new share certificates representing the Shares, issued in the name of the Purchaser;

(vi) new warrant certificates representing the 300,000
Warrants, issued in the name of the Purchaser;

(vii) all of the consents and approvals in writing necessary to the transfer contemplated herein;

(viii) evidence, satisfactory to the Purchaser, that Cortex has effected the corporate changes described in Section 10 hereof
(the Corporate Changes).

(d) that no investigation, action, suit or proceeding before any court or any other governmental or regulatory authority shall have been threatened or be pending against Cortex or Seller seeking to restrain, prevent or materially change any of the transactions contemplated by this Agreement or questioning the validity or legality of any of such transactions.

(e) that no action shall have been taken or law enacted or proposed to be enacted by any person having jurisdiction over the parties or the Securities that makes any of the transactions contemplated by this Agreement or the EAT Share Exchange Agreement illegal.

(f) that the form and substance of all certificates, instruments and other documents delivered to Escrow Agent or any of the parties under this Agreement shall be satisfactory in all reasonable respects to Cortex and its counsel.

(g) that, from and after the date that the Purchaser deposits the Purchase Price with the Escrow Agent and until the Closing Date, the Purchaser and its solicitors shall have had a reasonable opportunity to perform the searches and other due diligence with respect to the records of (and such other documents pertaining to Cortex) as the Purchaser and its counsel reasonably require;

(h) that Cortex has received, in form and substance reasonably satisfactory to it, a final release from all directors and officers of Cortex who are required to resign from their offices or positions by the terms of this Agreement.

7. DELIVERIES AT OR BEFORE CLOSING

7.1 Deliveries by Seller. On or before the Closing Date, Sellers will deliver to the Escrow Agent:

(a) satisfactory evidence that the Board of Directors of Cortex has approved the transactions contemplated herein by a disinterested majority;

(b) certified copies of resolutions of the directors of Cortex authorizing the issue of new certificates representing the Securities in the name of Purchaser;

(c) new certificates representing the Securities in the name of Purchaser;

(d) the written resignation, effective on the Closing Date, of all of the members of the Board of Directors of Cortex except for Kenneth Finkelstein, who shall remain on the Board;

(e) the written resignation, effective on the Closing Date, of all of the officers of Cortex;

(f) a final release, in form and substance reasonably satisfactory to Cortex, from all directors and officers of Cortex who are required to resign from their offices or positions by the terms of this Agreement;

(g) a certified copy of a shareholders resolution of the shareholders of Cortex appointing, effective on the Closing Date, Andrew Willoughby, Purchaser and Donald Walker to the Board of Directors of Cortex; and

(h) such other documents and instruments as counsel for Purchaser or Cortex may reasonably require to enable, effectuate or evidence the transactions contemplated hereby.

7.2 Deliveries by Purchaser.  On or before the Closing Date,
Purchaser shall deliver the following to Escrow Agent:

(a) the sum of Fifty Thousand Dollars ($50,000);

(b) written consents to act as a Director of Cortex from each of Andrew Willoughby, Purchaser and Donald Walker;

8. SELLERS REPRESENTATIONS AND WARRANTIES

8.1 Sellers each, jointly and severally, represent and warrant to Purchaser as of the date hereof and on the Closing Date that:

(a) Cortex is a corporation validly existing and in good standing under the laws of the State of Nevada.

(b) on the date of this Agreement, the authorized capital stock of Cortex consists of 100,000,000 common shares, each with a par value of $0.0001, of which 34,583,800 are validly issued and outstanding, fully paid and non-assessable;

(c) on the date of this Agreement, Sellers own 30,000,000 common shares in the share capital of Cortex (the Total Shares), which number of shares represents approximately 86.75% of the issued and outstanding shares of Cortex;

(d) Sellers own the Total Shares, free and clear of any claim, security interest, mortgage, pledge, or other lien or encumbrance of any kind whatsoever.

(e) to the best of Sellers knowledge, there are no outstanding options, agreements, contracts, calls or commitments of any character which would require the issuance by Cortex of any securities;

(f) Cortex has the power and authority to carry on its business as it is now conducted and to own its assets it now owns;

(g) Cortex has no material assets;

(h) to the best of Sellers knowledge, except for this Agreement, the EAT Share Exchange Agreement (as described in Section 6.1(b) of this Agreement) and a contract for services between Cortex and its transfer agent, Cortex is not a party to any contract, and has no contractual obligations, that will survive the Closing;

(i) Sellers are not aware of a claim of infringement or breach of any industrial or intellectual property rights of any other person by Cortex, nor has Cortex received any notice that the conduct of its business infringes upon or breaches any industrial or intellectual property rights of any other person;

(j) as of the date of this Agreement, the officers of Cortex are Ken Finkelstein, President and Chief Financial Officer, and Dr. Ingrid Friesen, Secretary and Treasurer;

(k) as of the date of this Agreement, Sellers constitute all of the members of the Board of Directors of Cortex;

(l) to the best of Sellers knowledge, this Agreement constitutes the valid and binding obligation of Sellers and is enforceable against them in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors rights generally or court applied equitable remedies;

(m) to the best of Sellers knowledge, the execution, delivery and performance of this Agreement by each of Sellers does not and will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of Cortex or any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which either of them is subject or of any agreement or contract listed on any schedule delivered pursuant hereto or any other material agreement or contract to which either of them or Cortex is a party or is subject, or constitute a default thereunder, or (ii) give to others any rights of termination or cancellation of any agreement or contract or any other material agreement or contract to which Cortex or Sellers is a party or is subject, or (iii) create any lien or encumbrance upon the assets of Sellers or Cortex, or (iv) require the consent, authorization or approval of any governmental agency, body, official or authority;

(n) to the best of Sellers knowledge, Cortex has filed with all applicable securities and regulatory authorities (including exchanges and markets) all information and documents required to be filed with such authorities (the Public Record) and the statements set forth in the Public Record are true, correct and complete and do not contain any misrepresentation as of the date made and Cortex has not filed any confidential material change reports or similar reports;

(o) to the best of Sellers knowledge, and except as may be reflected in the Public Record, there has not been any adverse material change in the business, operations or affairs, financial or otherwise, of Cortex since September 30, 2002, being the date of the last reviewed financial statements of Cortex (included in its Form 10-QSB filed November 5, 2002);

(p) Cortex common shares are approved for trading on the National Association of Securities Dealers Over-the-Counter
Bulletin Board (the OTC BB) and are eligible for quotation on the OTC BB as of the Closing Date;

(q) to the best of Sellers knowledge, Sellers are not aware, of nor has either of them failed to disclose to Purchaser any change, event or circumstance which would adversely affect Cortex or its business or assets or the prospects, operation or condition of Cortex or which would reasonably be considered to reduce the value of Cortex or the value of the Securities to Purchaser;

(r) to the best of Sellers knowledge, Sellers have not made any untrue statement to Purchaser nor has either failed to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being materially false or misleading in the circumstances in which it was made;

(s) to the best of Sellers knowledge, the Cortex financial statements for the year ended June 30, 2002 and the three-month period ended September 30, 2002 (the Cortex Financial Statements) are true and correct in every material respect and present fairly the financial position of Cortex as of the date of such statements, and the results of its operations for the periods then ended and are prepared in accordance with generally accepted accounting principles applied on a consistent basis except as specifically provided therein;

(t) to the best of Sellers knowledge, Sellers has disclosed all contracts, engagements and commitments, whether oral or written, relating to Cortex;

(u) to the best of Sellers knowledge, all licenses, permits, approvals, consents, certificates, registrations and authorizations required in the ordinary course of the Cortex business or in the use of its assets have been obtained and are in good standing and are not terminable on the basis of a transfer in ownership of the Shares;

(v) Sellers have the full and absolute right, power and authority to enter into this Agreement on the terms and subject to the conditions herein set forth, to carry out the transactions contemplated hereby and to transfer on the Closing Date, legal and beneficial title and ownership of his or her portion of the Securities to Purchaser;

(w) to the best of Sellers knowledge, all alterations, if any, to the Articles of Incorporation of Cortex since its incorporation have been duly approved by the shareholders of Cortex;

(x) to the best of Sellers knowledge, the corporate records of Cortex, as required to be maintained by it under its statute of incorporation and constating documents, are accurate, complete and up-to-date in all material respects and reflect all material transactions of Cortex;

(y) to the best of Sellers knowledge, Cortex has filed all necessary tax returns in all jurisdictions required to be filed by it, all returns affecting workers compensation with the appropriate agency, corporation capital tax returns, if required, and any other material reports and information required to be filed by Cortex with any governmental authority;

(z) to the best of Sellers knowledge, Cortex has withheld and remitted to tax collection authorities such taxes as are required by law to be withheld and remitted as and when due;

(aa) to the best of Sellers knowledge, Cortex has paid all income, sales and capital taxes payable by it as and when due;

(bb) to the best of Sellers knowledge, Cortex has paid all instalments of orporate taxes due and payable, and there is not presently outstanding nor does Cortex expect to receive any notice of re-assessment from any applicable tax collecting authority;

(cc) to the best of Sellers knowledge, Cortex has not declared or paid any dividends of any kind or declared or made any other distributions of any kind whatsoever including, without limitation, by way of redemption, repurchase or reduction of its authorized capital;

(dd) to the best of Sellers knowledge, there has been no material adverse change in the financial condition and position of Cortex and no damage, loss destruction or other change in circumstances materially affecting the business, property or assets of Cortex or its right or capacity to carry on business since the date of the Cortex Financial Statements;

(ee) except as specifically disclosed by Sellers to Purchaser and to the best of Sellers knowledge, since the date of the Cortex Financial Statements, Cortex has not engaged in any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment, including, without limitation, any forward purchase commitment or similar obligation, to make any expenditure which would materially affect its operations, property, assets or financial condition;

(ff) to the best of Sellers knowledge, Cortex has not waived or surrendered any right of substantial value and has not made any gift of money or of any of its property or assets;

(gg) to the best of Sellers knowledge, Cortex is not in default under or in breach of, or would, after notice or lapse of time or both, be in default under any contract, agreement, indenture or other instrument to which it is a party or by which it is bound;

(hh) to the best of Sellers knowledge, there are no claims threatened against or affecting Cortex nor are there any actions, suits, judgments, proceedings or investigations pending or, threatened against or affecting Cortex, at law or in equity, before or by any court, administrative agency or other tribunal or any governmental authority;

(ii) Sellers are not aware of any infringement by Cortex of any registered patent, trademark or copyright;

(jj) Cortex has no employees;

(kk) to the best of Sellers knowledge, Cortex has not failed to comply in any respect with all applicable federal, state and local laws, rules and regulations relating to employment or employment termination, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees;

(ll) to the best of Sellers knowledge, Cortex has not ever entered into a collective bargaining agreement or other labor union contract;

(mm) to the best of Sellers knowledge, there are no brokerage, finders or similar fees paid or payable by or on behalf of Sellers in connection with this Agreement or the transactions contemplated by this Agreement; and

(nn) Purchaser has been a personal acquaintance of Ken Finkelstein over the past five years.

8.2 Consent to Corporate Changes. Sellers hereby consent, in their capacity as majority shareholders of Cortex and in their capacity as the sole members of the Board of Directors of Cortex, to the execution of this Agreement and to the Corporate Changes (as defined in Section
10 hereof) by Cortex and to the execution of any documents executed or prepared by Cortex in connection with this Agreement and the transactions contemplated hereby;

9. PURCHASERS REPRESENTATIONS AND WARRANTIES

9.1 Purchaser represents and warrants to Cortex and Sellers as of the date hereof and on the Closing Date that:

(a) Purchaser has the full and absolute right, power and authority to enter into this Agreement on the terms and subject to the conditions herein set forth, to carry out the transactions contemplated hereby;

(b) this Agreement constitutes the valid and binding obligation of Purchaser, and is enforceable against Purchaser in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors rights generally or court applied equitable remedies;

(c) Purchasers execution, delivery and performance of this Agreement does not and will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Purchaser is subject or of any agreement or contract or any other material agreement to which Purchaser is a party or is subject, or constitute a default thereunder;

(d) Purchaser understands that none of the Securities have been or will be registered under the 1933 Act, or under any state securities or blue sky laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States, or, directly or indirectly, to U.S. Persons, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with applicable state and provincial securities laws;

(e) Purchaser is an accredited investor as defined in Regulation
D under the 1933 Act and as defined in Multilateral Instrument 45-103 as adopted by the B.C. Securities Commission and that it is acquiring the Securities pursuant to the exemption from registration requirements contained in Rule 506 of Regulation
D under the 1933 Act and the exemption from the dealer registration requirements set forth in Multilateral Instrument 45-103; and

(f) Purchaser understands that offers and sales of any of the Securities can only be made pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and in each case only in accordance with applicable state and provincial securities laws.

(g) Purchaser has been a personal acquaintance of Ken Finkelstein over the past five years.

10. CORPORATE CHANGES

From and after the date of this Agreement, and prior to or on the Closing Date, the Seller shall use its best efforts to cause
Cortex to effect (collectively, the Corporate Changes):

(a) an increase in the number of members of the Board of Directors to four;

(b) an amendment of its Articles of Incorporation to create at least three million (3,000,000) convertible preferred shares
(the Convertible Preferred Shares), each of which will:

(i) be convertible, at the option of the holder, into two common shares of Cortex at any time during the five years following the date of issue,

(ii) automatically convert on the fifth anniversary of the date of issue;

(iii) will have the right to twelve votes,

(c) the issuance of some or all of the Convertible Preferred Shares to some or all of the shareholders of EAT pursuant to the EAT Share Exchange Agreement;

(d) the authorization and issuance of 330,000 Warrants to the Sellers and 25,000 shares of the Convertible Preferred Shares to Ken Finkelstein in exchange for the surrender by Sellers to Cortex of 29,285,000 shares of the common stock of Cortex owned by them;

(e) the unconditional acceptance by the Securities and Exchange
Commission (SEC) of a Registration Statement registering Cortex pursuant to the Securities and Exchange Act of 1934 on Form 8(a) or such other form as may be acceptable to the SEC; and

(f) on the Closing Date, appoint Andrew Willoughby to the office of President, Purchaser to the office of Treasurer and Donald Walker to the office of Secretary of Cortex, respectively; and

(g) on the Closing Date, appoint Andrew Willoughby, Shane Lowry and Donald Walker to the Board of Directors.

11. COVENANTS OF SELLER.

11.1 Affirmative Covenants. Sellers covenant and agree with Purchaser that: (a) both before and after the Closing Date, Sellers shall execute and do all such further deeds, acts and things and give such assurances as may reasonably be required to effect the Corporate Changes and otherwise to consummate the transactions contemplated hereby and referenced herein;

(b) from and after the date of this Agreement until the Closing Date, they shall cause Cortex to carry on its business in the ordinary course consistent with past practice and in compliance with all applicable laws, regulations and rules of all governmental authorities;

(c) on the Closing Date, simultaneously with the issuance of the Convertible Preferred Stock to the EAT shareholders pursuant to the EAT Share Exchange Agreement as described in Section 10(d), above, Sellers shall surrender to Cortex 29,285,000 shares of Cortex common stock in consideration of Cortex issuing the Warrants.

(d) they will give, and that they will cause Cortex to give, to the Purchaser and the Purchaser's counsel, accountants and other representatives full access, during normal business hours throughout the period from the date of this Agreement to the Closing Date, to all of Cortex' books and records, and will promptly furnish to the Purchaser during that period all such information as the Purchaser may request (and that they will use their best efforts to cause Cortex to furnish to the Purchaser during that period all such information as the Purchaser may request).

11.2 Negative Covenants. Sellers covenant and agree with Purchaser that they will use their best efforts to prevent Cortex from, prior to the Closing Date and except with the prior written consent of Purchaser (which consent will not be unreasonably withheld):

(a) making or permitting to be made any employment contracts or other arrangements with any directors, officers, agents, servants or employees of Cortex except as permitted pursuant to this Agreement;

(b) making or assuming or permitting to be made or assumed any commitment, obligation or liability which is outside of the usual and ordinary course of the business of Cortex;

(c) declaring or paying any dividends or make any other distributions or appropriations of profits or capital except as expressly set forth in this Agreement;

(d) create or assume any indebtedness other than in the ordinary course of business or guarantee the obligations of any third party; or

(e) sell or otherwise in any way alienate or dispose of or encumber any of its assets except as may be in the ordinary course of the business of Cortex.

11.3 No Entertainment of Other Offers. Sellers shall not, directly or indirectly, solicit, initiate or encourage submission of proposals or offers for the sale, transfer, exchange, conversion or other disposition of any of the Securities or the assets or other securities of Cortex, or participate in any discussions or negotiations regarding, or furnish to any person information with respect to, or otherwise participate in any of the foregoing.

12. INDEMNITY

12.1 Survival of Representations. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of Sellers or Cortex, or a waiver by Purchaser of any condition to Closing set forth in 6, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement, except to the extent expressly waived in writing, or in any instrument delivered pursuant to this Agreement and, in addition, Purchaser shall have the indemnification rights set forth herein. All of the representatio ns, warranties, covenants and agreements of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the third anniversary of the Closing Date.

12.2 Indemnity. Each of the Sellers (each an Indemnifying Party and collectively the Indemnifying Parties) shall for a period of two years from the Closing Date, jointly and severally, indemnify, defend and hold harmless each of Purchaser and Cortex, and their respective officers, directors, subsidiaries, agents, affiliates, and employees (each an Indemnified Party and collectively the Indemnified Parties) from and against any and all losses, claims, demands, suits, actions, causes of actions, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys fees (collectively, Losses), arising out of, directly or indirectly, any material misrepresentation or material breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by any of the Indemnifying Parties in this Agreement or in any certificate, instrument or document delivered by Sellers or Cortex pursuant to this Agreement and any material liabilities of Cortex that the Sellers intentionally failed to disclose to Purchaser; provided that each Indemnifying Partys indemnification obligation hereunder shall be several and not joint to the extent Losses arise out of, directly or indirectly, any material misrepresentation or material breach of or default or inaccuracy in connection with any of the representations, warranties, covenants and agreements given or made by a Seller in his individual capacity in this Agreement or any certificate, instrument or document delivered by any Seller in his or her individual capacity pursuant to this Agreement.

12.3 Losses Threshold.  Notwithstanding Section 12.2 hereof, no
Indemnified Party shall be entitled to receive any amounts with respect to the indemnification obligations of the Indemnifying
Parties set forth herein unless and until the Indemnified Parties collectively shall have incurred Losses exceeding Five Thousand Dollars (5,000), in which case all Losses in excess of Five Thousand Dollars (5,000) shall be recoverable.

13. MISCELLANEOUS

13.1 Business Agent.  The parties acknowledge that Arthur L. T.
Davis represents the purchaser in the capacity of Business Agent. Purchaser hereby authorizes Mr. Davis, who will receive a finders fee pursuant to a separate agreement between Purchaser and Mr. Davis, to communicate with Sellers on behalf of Purchasers in all matters pertaining to this Agreement and the transactions contemplated hereby.

13.2 Survival. The representations and warranties made in this Agreement, and the covenants made in Sections 10 of this Agreement, shall survive the Closing Date.

13.3 Prior Agreements. This Agreement supersedes all prior agreements, written and oral, concerning the matters contained herein, except for the EAT Share Exchange Agreement.

13.4 Cross-Default. A default under the EAT Share Exchange Agreement shall constitute a default under this Agreement, and a default under this Agreement shall constitute a default under the EAT Share Exchange Agreement.

13.5 Successors. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties. None of the party may assign this Agreement without the prior written consent of the other party.

13.6 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. Each of Purchaser and the Sellers acknowledge that he or she was represented by competent legal counsel or advised to seek legal counsel in the review of the terms and conditions set forth in this Agreement and the other documents relating to this transaction and, therefore, neither this Agreement nor any of the other documents shall be construed against any party as the drafter.

13.7 Counterparts. This Agreement may be executed in multiple counterparts, including facsimile counterparts, that when taken together shall constitute a single instrument; provided that original signed counterpart copies are delivered to each party.

13.8 Public Announcements. No party hereto shall make any public announcement or disclosure of the terms or conditions of this Agreement without the prior written consent of the other parties, except that any parties approval shall not be required as to any statements or other information which may be required to make pursuant to any rule or regulation of the any competent securities commissions or otherwise required by law.

13.9 Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any or the terms or provisions of this Agreement.

13.10 Severability. Any provision of this Agreement which is found to be contrary to Nevada law or otherwise unenforceable shall not affect the remaining terms of this Agreement, which shall be construed in such event as if the unenforceable provision were absent from this Agreement.

13.11 Notices. All notices, requests and other communications from any of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served when (i) personally delivered, (ii) when received if delivered by confirmed facsimile transmission, air courier or other comparable delivery service, or (iii) on the third day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the party at their address set forth below, or to such other address as such party may hereafter designate by written notice:

if to Purchaser:

M. Shane Lowry
243 Morley Avenue,
Manitoba, Manitoba
Canada  R3L 0Y2
Off:	204. 453. 0873
Cell:	604. 312. 4041

With a copy to Escrow Agent and the Business Agent

if to Sellers:

Mr. Kenneth H. Finkelstein and Dr. Ingrid C. Friesen
310-777 Royal Oak Drive, Victoria, BC
Canada  V8X 5K2
Ph:	250. 744. 4230
Fax:	250. 744. 4265

with a copy to Escrow Agent and the Business Agent

if to Escrow Agent:
Clark, Wilson
885 West Georgia Street
Suite 800
Vancouver, BC V6C 3H1
Attn: Ethan P. Minsky
Ph.	604.643-3151
Fax:	604. 687. 6314

if to Business Agent:

Mr. Arthur L.T. Davis
President
Highbrook Capital Corporation
Suite 3400  Park Place
666 Burrard Street, Vancouver, B.C.
Canada V6C 2X8
Ph.	604.639.3100
Fax:	604.688.1320

13.12 Attorneys Fees. All fees and expenses incurred by the parties in connection with the negotiation of this Agreement or compliance with its terms shall be borne by the party incurring them. If, after the date of this Agreement, the parties enter into a dispute arising out of this Agreement, the prevailing party therein shall be entitled to recover from the other its costs and expenses including, specifically, a reasonable attorneys fee (through all trial and appellate levels).

14. TIME OF THE ESSENCE

14.1 Time is of the essence of this Agreement.

15. GOVERNING LAW AND VENUE.

15.1 This Agreement will be governed by and construed in accordance with the law of British Columbia, and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of British Columbia in any proceeding hereunder. Venue shall lie in the Supreme Court of British Columbia, sitting in the City of Vancouver, British Columbia.

16. COUNTERPARTS

16.1 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

17. ELECTRONIC MEANS

17.1 Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

PURCHASER

/s/ Shane Lowry
      Shane Lowry

SIGNED, SEALED and DELIVERED by
SHANE LOWRY in the presence of:


/s/ Denise G. Hutchinson




SELLER

/s/ Kenneth H. Finkelstein
      Kenneth H. Finkelstein

SIGNED, SEALED and DELIVERED by
KENNETH H. FINKELSTEIN in the
presence of:


/s/Deborah Jane Fletcher
      Deborah Jane Fletcher


SELLER

/s/ Ingrid C. Friesen
       Ingrid C. Friesen

SIGNED, SEALED and DELIVERED by
INGRID C. FRIESEN in the
presence of:

/s/ Leah Palmer
      Leah Palmer